Exhibit 99.1

Genie Energy Completes Acquisition of U.S. Solar Solutions Company

Plus EnerG and Genie Energy partner to offer a domestic full-service solar technology provider

NEWARK, NJ – October 31, 2018: Genie Energy Ltd., (NYSE: GNE, GNEPRA) a leading independent provider of energy and related services, today announced that it has acquired a majority stake in Prism Solar Technologies (Prism), representing the first step in Genie’s partnership with Prism’s second largest shareholder, Plus EnerG.

The combination of Plus EnerG and Prism comprise a solar solutions company, including US based panel manufacturing, solar installation design and project management. Prism’s solar panels feature high efficiency N-type silicon solar cells designed into bifacial solar modules which result in systems with a reduction in the average cost per kilowatt hour, while their glass-on-glass design increases the durability and lifetime value of Prism’s panels. Plus EnerG, with its sales, design and project management expertise is uniquely situated to bring the Prism technology and other solutions to large commercial and industrial clients.

“Following our initial investment in Prism early in September, we have become increasingly excited by the potential of this business to immediately contribute to our top and bottom lines. As the business scales, we expect these products to form an important piece of our Energy Services division’s renewable offerings for commercial clients,” said Michael Stein, Genie Energy’s CEO.

Randy Stewart, CEO of Plus EnerG and Prism Solar Technologies, said, “We are delighted to partner with the Genie Energy team. Our commercial solar solutions – with their superior conversion efficiency and environmental stability - are gaining traction in the solar marketplace. Genie’s investment, solid customer base and management depth strengthens our ability to meet market demand while continuing to research and develop powerful new applications.”

About Genie Energy Ltd.:

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. Genie’s Retail division supplies electricity and natural gas primarily to residential and small business customers in the United States. Genie’s International division supplies customers in Europe and Asia. Genie's Energy Services division includes Diversegy, a commercial brokerage and marketing services company, and Genie Solar Energy, a provider of solar generation systems. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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